Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Talen Energy Corporation's Registration Statements on Form S-8 (Nos. 333-208802, 333-204511, and 333-204510) of our report dated February 26, 2016, with respect to the consolidated financial statements and schedule of Talen Energy Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 26, 2016